Item 77E
LEGAL PROCEEDINGS
Since October 2003, Federated
 and related entities
 (collectively, "Federated") and various
Federated-sponsored mutual
 funds (Funds) have been
 named as defendants in
 several class
action lawsuits now pending
 in the United States
District Court for the
 District of Maryland. The
lawsuits were purportedly
 filed on behalf of people
 who purchased, owned and/or
 redeemed
shares of certain Funds
during specified periods
beginning November 1, 1998.
The suits are
generally similar in
 alleging that Federated
 engaged in illegal and
improper trading practices
including market timing
and late trading in concert
 with certain institutional
traders, which
allegedly caused financial
 injury to the mutual fund
 shareholders. Federated
 without admitting the
validity of any claim has
reached a preliminary
settlement with the
Plaintiffs in these cases.
Any
settlement would have to
be approved by the Court.
     Federated entities
have also been named as
defendants in several
additional lawsuits that
are now pending in the
United States District
Court for the Western
District of Pennsylvania.
These lawsuits have been
consolidated into a single
action alleging excessive
 advisory fees
involving one of the Funds.
     The Board of the Funds
 retained the law firm of
Dickstein Shapiro LLP to
represent the
Funds in each of the lawsuits
 described in the preceding
 two paragraphs. Federated
and the
Funds, and their respective
counsel, have been defending
this litigation, and none
of the Funds
remains a defendant in any
of the lawsuits. Additional
 lawsuits based upon similar
 allegations
may be filed in the future.
The potential impact of these
lawsuits, all of which seek monetary
damages, attorneys' fees and
 expenses, and future
potential similar suits is
 uncertain. Although
we do not believe that these
 lawsuits will have a material
adverse effect on the Funds,
there can
be no assurance that these
 suits, ongoing adverse
publicity and/or other
developments resulting
from the allegations in
these matters will not
result in increased
redemptions, or reduced
sales of
shares of the Funds or
 other adverse consequences
for the Funds.